Exhibit 10.1

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

In the Matter of	)
)
METRO BANK	)
LEMOYNE, PENNSYLVANIA	) CONSENT ORDER
)
) FDIC-10-137b
(INSURED STATE NONMEMBER BANK))

The Federal Deposit Insurance Corporation ("FDIC") is the appropriate Federal banking agency for Metro Bank, Lemoyne, Pennsylvania ("Bank"), under 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors ("Board"), has executed a STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER ("Consent Agreement"), dated April 27, 2010 that is accepted by the FDIC. With the Consent Agreement, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to weaknesses in (i) compliance with the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., 12 U.S.C. § 1829b and 12 U.S.C. §§ 1951-1959, and its implementing regulations, 31 C.F.R. Part 103 and 12 C.F.R. Part 353, and 12 U.S.C. § 1818(s) and its implementing regulation, 12 C.F.R. § 326.8 (collectively referred to as "BSA"); (ii) management; (iii) asset quality; and (iv) earnings, to the issuance of this CONSENT ORDER ("ORDER") by the FDIC.

Having determined that the requirements for issuance of an order under 12 U.S.C. § 1818(b) have been satisfied, the FDIC hereby orders that:

ASSESSMENT OF MANAGEMENT AND STAFF

1.     (a)  Within 60 days from the effective date of this ORDER, the Bank shall engage an independent third party, acceptable to the Regional Director of the New York Regional Office of the FDIC ("Regional Director") and the Bureau of Commercial Institutions of Pennsylvania Department of Banking (the "Bureau"), with the appropriate expertise and qualifications to analyze and assess the Bank's management and BSA/OFAC1 staffing needs and qualifications and the independence and performance of the Bank's directors and "Senior Executive Officers" (as that term is defined in 12 C.F.R. 303.101(b)), as well as the appropriateness of all current and deferred compensation paid to each director and Senior Executive Officer in light of each of their respective competence, responsibilities and performance with a comparison of such compensation to that of institutions of comparable size and complexity; and, based on the foregoing analyses and comparisons, to identify an appropriate range of compensation for each director and Senior Executive Officer. The engagement shall require that this analysis and assessment be completed and summarized in a written report to the Board ("Management Report") within 60 days of the third party's engagement, with a copy simultaneously delivered to the Regional Director and the Bureau. At a minimum, the Management Report shall:

(i)     identify the type and number of Senior Executive Officers and other officer positions needed to manage and supervise the affairs of the Bank, detailing any

1 United States Department of Treasury's Office of Foreign Assets Control ("OFAC"). The regulations promulgated by OFAC, 31 C.F.R. Part 500, as well as all statutes, regulations, rules and/or guidelines issued or administered by OFAC are referred to herein as the "OFAC Provisions."

vacancies and additional needs with appropriate consideration to the size and complexity of the Bank, and recommend with respect to each such position an appropriate compensation range, including base salary level and bonus, if any;

(ii)  identify the type and number of BSA/OFAC staff positions needed to ensure the Bank's compliance with BSA and OFAC as well as to implement the newly established or revised plans, policies, procedures, processes and systems required by this ORDER, detailing any vacancies, additional needs and/or re-alignments required with appropriate consideration to the size and complexity of the Bank, and recommend with respect to each such position an appropriate compensation range, including base salary level and bonus, if any;

(iii)  identify the authorities, responsibilities, and accountabilities attributable to each position, as well as the appropriateness of the authorities, responsibilities, and accountabilities, giving due consideration to the relevant knowledge, skills, abilities, and experience of the incumbent (if any) and the existing or proposed compensation;

(iv)  present a clear and concise description of the relevant knowledge, skills, abilities, and experience necessary for each position, including delegations of authority and performance objectives;

(v)  evaluate the current and past performance of all existing directors, Senior Executive Officers and BSA/OFAC staff of the Bank, indicating whether the individuals are competent, independent and qualified to perform present and anticipated duties, adhere to the Bank's established plans and policies and operate the Bank in a safe and sound manner;

(vi)      recommend a plan to recruit and retain independent and qualified directors, Senior Executive Officers and BSA/OFAC staff consistent with the independent third party's analysis and assessment of the Bank's management and BSA/OFAC staffing needs;

(vii)     recommend any reorganization or realignment of Senior Executive Officers and BSA/OFAC staff consistent with the independent third party's analysis and assessment of the Bank's management and BSA/OFAC staffing needs;

(viii)    recommend any additional training and development needs of the Bank, as well as a plan to provide such training and development to the appropriate directors, Senior Executive Officers and staff; and

(ix)  recommend procedures to periodically review and update the Management Plan required by paragraph (c) below and assess the performance of each director, Senior Executive Officer and BSA/OFAC staff member.

(b)      The Bank shall provide a copy of the proposed engagement letter or contract with the third party to the Regional Director and the Bureau for review and nonobjection.

(c)       Within 60 days of receipt of the Management Report, the Bank shall develop a written plan of action (the "Management Plan") in response to each recommendation contained in the Management Report and a time frame for completing each action. The Management Plan and any subsequent modification(s) thereto shall be submitted to the Regional Director and the Bureau for review and non-objection.

(d)       While this ORDER is in effect, the Bank shall provide written notification to the Regional Director and the Bureau of the resignations or terminations of any of its Senior Executive Officers or Board members within fifteen days of the event. The Bank shall also establish procedures to ensure compliance with section 32 of the Federal Deposit Insurance Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC's Rules and Regulations, 12 C.F.R. §§ 303.100-103. In addition, the Bank shall provide written notification to the Regional Director and the Bureau of any proposed new Senior Executive Officer or Board member at least 30 days prior to the date such proposed officer or Board member is to begin service; such notification shall include a description of the background and experience of the proposed officer or Board member. Such changes will only be effective upon receipt of the Regional Director's and the Bureau's approval.

DESIGNATION OF BSA AND OFAC OFFICER

2.    Within 60 days from the effective date of this ORDER, the Bank shall submit the name, resume and such other information as the Regional Director and Bureau may request, of a qualified individual or individuals to be responsible for coordinating and monitoring day-to-day compliance with the BSA ("BSA Officer") for review and non-objection by the Regional Director and Bureau. This BSA Officer shall: (i) have sufficient executive authority to monitor and ensure compliance with the BSA; (ii) be responsible for determining the adequacy of the Bank's BSA staffing given its size and risk profile (based upon the Risk Assessment, as hereinafter defined) and for supervising such staff; (iii) report directly to the Board or the committee established pursuant to paragraph 18 of this ORDER; (iv) report to the Bank's Audit Committee on a regular basis, not less than quarterly, with respect to BSA matters; and (v) be responsible for assuring the proper and timely filing of Suspicious Activity Reports ("SARs"), Currency Transaction Reports ("CTRs"), Reports of International Transportation of Currency or Monetary Instruments ("CMIRs"), Reports of Foreign Bank and Financial Accounts ("FBARs") and any other BSA required reports.

3.    Within 60 days from the effective date of this ORDER, the Bank shall submit the name, resume and such other information as the Regional Director and Bureau may request, of a qualified individual or individuals to be responsible for coordinating and monitoring day-to-day compliance with the OFAC Provisions and the oversight of blocked funds ("OFAC Officer") for review and non-objection by the Regional Director and Bureau. This OFAC Officer shall (i) have sufficient executive authority to monitor and ensure compliance with the OFAC Provisions; (ii) report directly to the Board or the committee established pursuant to paragraph 18 of this ORDER; (iii) report to the Bank's Audit Committee on a regular basis, not less than quarterly, with respect to OFAC matters; and (iv) be responsible for assuring the proper and timely filing of, reports of blocked or rejected transactions with OFAC and any other reports required by the OFAC Provisions.

4.    The designated BSA Officer and the OFAC Officer may be the same qualified individual or individuals.

SYSTEM OF BSA INTERNAL CONTROLS

5.    Within 120 days from the effective date of this ORDER, the Bank shall develop, adopt, and implement a system of internal controls designed to ensure full compliance with the BSA ("BSA Internal Controls") taking into consideration its size and risk profile as well as the deficiencies and recommendations contained in the August 31, 2009 joint Report of Examination issued by the FDIC and the Bureau utilizing financial data as of June 30, 2009 ("2009 Joint ROE"). At a minimum, such system of BSA Internal Controls shall include policies, procedures and processes addressing the following areas:

(a)   Risk Assessment: The Bank shall conduct an initial and subsequent periodic risk assessments of the Bank's operations ("Risk Assessment") consistent with the guidance for risk assessments set forth in the Bank Secrecy Act/Anti-Money Laundering Examination Manual compiled by the Federal Financial Institutions Examination Council (www.ffiec.gov/bsa aml infobase/default.htm) (the "FFIEC BSA/AML Manual") and shall establish appropriate written policies, procedures and processes regarding Risk Assessments.

(b)    Customer Identification Program: The Bank shall review and enhance its 12 C.F.R. § 326.8(b) required customer identification program ("CIP") to ensure that the Bank's CIP is consistent with the guidance for CIPs set forth in the FFIEC BSA/AML Manual;

(c)    Customer Due Diligence: The Bank shall review and enhance its customer due diligence policies, procedures and processes for new and existing customers to (i) be consistent with the guidance for customer due diligence ("CDD") set forth in the FFIEC BSA/AML Manual; (ii) operate in conjunction with its CIP; and (iii) enable the Bank to predict with relative certainty the types of transactions in which a customer is likely to engage.

(d)    Enhanced Customer Due Diligence: The Bank shall establish enhanced due diligence policies, procedures and processes to identify, understand and monitor new and existing high-risk customers to (i) be consistent with the guidance for enhanced customer due diligence ("EDD") set forth in the FFIEC BSA/AML Manual; and (ii) operate in conjunction with its CIP and customer due diligence policies, procedures and processes.

(e)     Account/Transaction Monitoring and Reporting: The Bank shall, taking into account its size and risk profile (based upon the Risk Assessment), review and enhance its policies, procedures, processes and systems (i) to monitor and aggregate currency activity, funds transfers, and monetary instrument sales; (ii) detect suspicious activity being conducted within or through the Bank; and (iii) ensure the timely, accurate and complete filing of

SARs, CTRs, CMIRs, FBARs and any other similar or related reports required by law or regulation. These policies, procedures, processes and systems should operate in conjunction with each other and be consistent with the guidance for account/transaction monitoring and reporting set forth in the FFIEC BSA/AML Manual.

(f)    Information Sharing: The Bank shall review and enhance its policies, procedures and processes for implementing the requirements of section 314 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("Section 314") as implemented by sections 103.100 and 103.110 of Title 31 of the Code of Federal Regulations, 31 C.F.R. §§ 103.100 and 103.110, to ensure the Bank's compliance with these provisions in a manner consistent with the guidance for information sharing set forth in the FFIEC BSA/AML Manual and the guidelines established by the Financial Crimes Enforcement Network, FinCEN, pertaining to Section 314.

(g)   Funds Transfers: The Bank shall review and enhance its policies, procedures and processes with respect to recordkeeping requirements for funds transfers, including, but not limited to, the requirements for complete information on beneficiaries and originators established by section 103.33 of Title 31 of the Code of Federal Regulations, 31 C.F.R. § 103.33, to ensure the Bank's compliance with these requirements in a manner consistent with the guidance for funds transfers recordkeeping set forth in the FFIEC BSA/AML Manual.

SYSTEM OF OFAC INTERNAL CONTROLS

6.    Within 120 days of the effective date of this ORDER, the Bank shall develop, adopt, and implement a system of internal controls designed to ensure full compliance with the OFAC Provisions taking into consideration the deficiencies and recommendations contained in the 2009 Joint ROE and in a manner consistent with the guidance for OFAC compliance in the FFIEC BSA/AML Manual.

INDEPENDENT TESTING

7.    (a)    Within 180 days from the effective date of this ORDER, and at least annually thereafter, the Bank shall provide for annual independent testing for compliance with the BSA and its implementing rules and regulations to be conducted by either a qualified outside party with the requisite ability to perform such testing and analysis, or Bank personnel independent of the BSA function with the requisite ability to perform such testing and analysis. The independent testing shall, at a minimum:

(i) test internal procedures for monitoring compliance with the BSA including interviews of employees who handle cash transactions and their supervisors;

(ii) sample large currency transactions followed by a review of CTR filings;

(iii) test the validity and reasonableness of the customer exemptions granted by the Bank;

(iv) test procedures for identifying suspicious transactions and the filing of SARs along with a review of the reports used by management to identify unusual or suspicious activities;

(v) review documentation on a statistically significant number of transactions that management initially identified as unusual or suspicious, but, after research, determined that SAR filings were not warranted;

(vi) test procedures and information systems to review compliance with the OFAC Provisions;

(vii) test CIP implementation;

(viii) test the adequacy of the CDD and EDD programs to ensure that high-risk accounts are identified and monitored;

(ix) test the integrity and accuracy of management information systems used in the BSA compliance program and determine whether the reports generated provide necessary information for adequate BSA monitoring and capture the universe of transactions for that reporting area;

(x) test the recordkeeping system for compliance with the BSA; and

(xi) document the scope of the testing procedures performed and findings.

(b)The results of each independent test, as well as any apparent exceptions noted during the testing, shall be presented to the Board. The Board shall record the steps taken to correct any exceptions noted, address any recommendations made during each independent test, and record its actions in the minutes of the Board meetings.

TRAINING

8. Beginning on the effective date of the ORDER, the Bank shall take all steps necessary, consistent with sound banking practices, to ensure that all appropriate personnel are aware of, and can comply with, the requirements of the BSA and the OFAC Provisions applicable to the individual's specific responsibilities to assure the Bank's compliance with the BSA and the OFAC Provisions.

9. Within 120 days from the effective date of this ORDER, the Bank shall develop, adopt and implement effective training programs designed for the Board, management and staff and their specific compliance responsibilities on all relevant aspects of laws, regulations, and

Bank policies, procedures and processes relating to the BSA and the OFAC Provisions ("Training Program"). This Training Program shall ensure that all appropriate personnel are aware of, and can comply with, the requirements of both the BSA and the OFAC Provisions on an ongoing basis. The Training Program shall, at a minimum, include:

(a) an overview of the BSA and the OFAC Provisions for new staff along with specific training designed for their specific duties and responsibilities upon hiring.

(b) training on the Bank's BSA and OFAC policies, procedures and processes along with new rules and requirements as they arise for appropriate personnel designed to address their specific duties and responsibilities.

(c) a requirement that the Bank fully document the training of each employee with respect to both the BSA and OFAC policies, procedures and processes, including the designated BSA and OFAC Compliance Officer(s).

(d) a requirement that training in these areas be conducted no less frequently than annually.

AUDIT POLICY

10.    Within 180 days from the effective date of this ORDER, the Bank shall amend its policies, procedures, and processes with regard to both internal and external audits so that the Bank periodically reviews compliance with both the BSA and the OFAC Provisions as part of its routine auditing. As long as this ORDER shall remain in effect, the Bank's internal and external audits shall include a review of these areas, with significant exceptions reported directly to the Bank's Audit Committee and the Board.

11. Beginning on the effective date of this ORDER, the Bank shall provide periodic reports to the Audit Committee of the Board setting forth any law enforcement inquiry or subpoena that relates in any way to the BSA or the OFAC Provisions and any action taken or response provided with respect to such inquiry or subpoena.

THIRD PARTY LOOK BACK REVIEW

12. (a)   Within 30 days from the effective date of this ORDER, the Bank shall engage a qualified independent firm ("Consultant") acceptable to the Regional Director and the Bureau to conduct a review of (i) account and transaction activity for the time period beginning June 15, 2009 through the effective date of this ORDER to determine whether suspicious activity involving any accounts of or transactions within or through the Bank was properly identified and reported in accordance with the applicable suspicious activity reporting requirements; and (ii) all cash transactions for the time period beginning November 7, 2008 through the effective date of this ORDER to determine if all reportable transactions were identified and Currency Transactions Reports appropriately filed ("Look Back Review").

  (b) Within 10 days of the engagement of the Consultant, but prior to the commencement of the Look Back Review, the Bank shall submit the Consultant's engagement letter to Regional Director and Bureau for their non-objection to the scope, methodology and timing of the Look Back Review.

  (c) Upon completion of the Look Back Review, the Consultant shall provide a copy of the report detailing its findings to the Regional Director and Bureau at the same time the report is provided to the Bank.

(d) Within 30 days of its receipt of the Look Back Review report, the Bank shall ensure that all matters or transactions required to be reported, that have not previously been reported, are reported in accordance with applicable laws and regulations.

CORRECTION AND PREVENTION

13.  The Bank shall take all steps necessary, consistent with other provisions of this ORDER and sound banking practices, to correct and prevent the unsafe or unsound banking practices and violations of law or regulation identified in the 2009 Joint ROE, address each deficiency identified in the 2009 Joint ROE and ensure the Bank is operated with adequate management supervision and Board oversight to prevent any future unsafe or unsound banking practices and violations of law and/or regulation.

THIRD PARTY REVIEW

14.  (a)  Within 210 days of the effective date of this ORDER, an independent third party, engaged by the Bank, shall begin a comprehensive review ("Review") of the actions taken by the Bank in connection with paragraphs 2 through 11 of this ORDER and the Bank's compliance with the BSA and the OFAC Provisions. At a minimum, this Review shall include the effectiveness of the policies, procedures and processes adopted by the Bank pursuant to this ORDER and their implementation. The independent third party shall prepare and submit a written report of its findings (the "Review Report") to the Board, the Regional Director and the Bureau within 30 days of the completion of the Review.

  (b) Within 45 days of receipt of the Review Report, the Bank shall appropriately amend its policies, procedures and processes and take other actions as necessary to implement any recommendations made in the Review Report and address any concerns or deficiencies noted in the Review Report.

(c) Within 60 days of receipt of the Review Report, the Bank shall provide a written response to the Review Report to the Regional Director and Bureau outlining the steps it has taken to implement the recommendations made in the Review Report and to address any concerns or deficiencies noted in the Review Report. If the Bank fails to implement any of the Review Report's recommendations or address any concerns or deficiencies noted in the Review Report, it shall provide a comprehensive explanation of its rationale for not doing so in its response to the Regional Director and Bureau.

EARNINGS

15. Within 60 days from the effective date of this ORDER, the Bank shall submit to the Regional Director and the Bureau for review and comment a written profit plan and a realistic, comprehensive budget for all categories of income and expense for the calendar year 2010. This plan shall (i) contain formal goals and strategies; (ii) be consistent with safe and sound banking practices; (iii) reduce discretionary expenses; (iv) improve the Bank's overall earnings; and (iv) contain a description of the operating assumptions that form the basis for major projected income and expense components.

REDUCTION OF CLASSIFIED ASSETS

16. Within 60 days from the effective date of this ORDER, the Bank shall:

(a)  formulate and submit a detailed written plan to the Regional Director and the Bureau to reduce (collect, charge-off, or improve the quality of an asset so as to warrant its removal from adverse classification by the FDIC or the Bureau) the Bank's risk exposure from each asset in excess of $1,000,000 classified "Substandard" or "Doubtful" in the 2009 ROE. In developing this plan, the Bank shall, at a minimum, review, analyze, and document the borrower's financial position, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank's collateral position for each loan covered by the plan.

(b)analyze the level, risk and quality of the Bank's portfolio of classified private label mortgage-backed securities and then formulate and submit a detailed written plan to the Regional Director and Bureau for review and comment to orderly reduce the risk this portfolio poses to the Bank.

SHAREHOLDERS

17.  Following the effective date of this ORDER, the Bank shall send the ORDER or otherwise furnish a description of the ORDER to its parent holding company in conjunction with the Bank's next communication with such parent holding company. The description shall fully describe the ORDER in all material respects.

COMPLIANCE COMMITTEE

18.  Within 30 days from the effective date of this ORDER, the Board shall appoint a committee ("Compliance Committee") composed of at least three directors who are not now, and have never been, involved in the daily operations of the Bank, and whose composition is acceptable to the Regional Director and the Bureau, to monitor the Bank's compliance with this ORDER. Within 30 days from the effective date of this ORDER, and at monthly intervals thereafter, such Compliance Committee shall prepare and present to the Board a written report of its findings, detailing the form, content, and manner of any action taken to ensure compliance with this ORDER and the results thereof, and any recommendations with respect to such compliance. Such progress reports shall be included in the minutes of the Board meetings.

Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

PROGRESS REPORTS

19.  By the 30th day after the end of the calendar quarter following the effective date of this ORDER, and by the 15th day after the end of every calendar quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Bureau detailing the form, content, and manner of any actions taken to secure compliance with this ORDER, and the results thereof.

OTHER ACTIONS

20.  It is expressly and clearly understood that if, at any time, the Regional Director or the Bureau shall deem it appropriate in fulfilling the responsibilities placed upon him or her under applicable law to undertake any further action affecting the Bank, nothing in this ORDER shall in any way inhibit, estop, bar or otherwise prevent him or her from doing so, including, but not limited to, the imposition of civil money penalties.

21.  It is expressly and clearly understood that nothing herein shall preclude any proceedings brought by the Regional Director to enforce the terms of this ORDER, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representatives of the United States or agencies thereof, Department of Justice or any other representatives of the Commonwealth of Pennsylvania or any other agencies thereof, including any prosecutorial agency, to bring other actions deemed appropriate.

ORDER EFFECTIVE

22.  The effective date of this ORDER shall be immediately upon the date of issuance.

23.  The provisions of this ORDER shall be binding upon the Bank, its directors, officers, employees, agents, successors, assigns, and other institution-affiliated parties of the Bank.

24.  The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified by the FDIC.

Pursuant to delegated authority.

Dated: April 29, 2010.

/s/ Daniel E. Frye
Daniel E. Frye
Acting Regional Director
Division of Supervision and Consumer Protection New York Regional Office
Federal Deposit Insurance Corporation